Exhibit 99.2

Jane Todd, Chief Financial Officer - Introduction

Thank you operator.

Let me welcome everyone to SMTC’s third quarter earnings call in which we will comment on our press release issued earlier today. On our call today are John Caldwell, President and Chief Executive Officer and Steve Hoffrogge, Senior Vice President Business Development.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John Caldwell, Chief Executive Officer

Thank you Jane.

Much has happened at SMTC since our second quarter call. We thought it would be useful to provide investors with some colour on our Q3 results as well as a broader perspective on our progress in transforming our Company.

Today’s agenda will be in four parts. First I will provide some overall comments on our Q3 performance. Jane Todd will review the financial highlights. As in last quarter’s conference call, we have asked Steve Hoffrogge to comment on our markets and sales activities. Finally, I will update everyone on the status of our transformation plan.

Let me now provide you with some perspectives on our third quarter.

•	Our performance met our internal forecast.

•	Q3 was the second consecutive quarter of profitability. Again this quarter, we produced after tax earnings on an operating basis. Our results were further increased by the favourable outcome of settlement of two claims net of the inclusion of restructuring costs initiated at the end of the quarter.

•	We produced strong gross margins at 9.1%.

•	The Company generated approximately $4.0 million in positive cash flow.

•	SMTC performed well for our customers in terms of on-time delivery, quality, cost and responsiveness.

•	The combination of an improved balance sheet and a shortened vendor payment cycle resulted in the elimination of previous supply chain constraints.

•	Importantly, we retained and are building upon our base business with current customers. However, as expected, our revenue in Q3 was lower than our second quarter, the result of lower volumes from certain customers which we will discuss in more detail later in this presentation.

•	At the end of the quarter, we made some important operational and organizational changes which I will also talk about later in this call.

Let me ask Jane Todd to run through the third quarter financial highlights.

Jane Todd

Thanks John,

The Company has once again generated profits for the quarter, a commitment we made last quarter. Given expected lower revenues, we feel that it is important for us to continue to generate profits and this is something we will continue to strive for. The Company also made approximately $4 million in cash in the quarter, another important milestone.

The Company generated net income of $2.9 million in the quarter. This included a net recovery of restructuring charges of $2.5 million. Earnings from continuing operations, before the net recovery of restructuring charges, were approximately $400 thousand.

Revenue for the quarter was $60.8 million versus revenue for the second quarter of 2004 of $66.3 million and $77.0 million for the third quarter of last year. Steve will comment on this more fully in his presentation to you.

Gross profit was $7.3 million in the quarter compared to $7.3 million for the previous quarter and $8.1 million in the third quarter of last year. This translated to a gross margin of 12.1% versus a gross margin of 11.1% in the second quarter of 2004 and 10.6% for the third quarter of 2003. During the quarter the Company settled two legal claims. The first claim related to the recovery of obsolete inventory previously written down. The Company recorded a $1.8 million recovery in cost of sales. Excluding the proceeds from the settlement of the obsolete inventory claim, gross profit for the quarter was $5.5 million or 9.1%. While we continue to target a gross profit of roughly 10% long term, Q3 was negatively impacted by foreign exchange swings and material cost increases, offset somewhat by improvements in logistics costs.

The second legal suit related to the early termination of a lease obligation. The Company recorded a $1.7 million favorable adjustment to a previously recorded restructuring charge to reflect the settlement of the obligation for less than originally estimated.

As announced during the quarter, the Company also recorded restructuring charges of $1.0 million related to plant optimization and cost containment measures. The Company expects to incur further charges of approximately $1 million as it continues to execute its transformation plan, the majority of which will be recorded in Q4.

Excluding the net restructuring recoveries, we had operating income of $1.6 million compared to operating income of $2.0 million in the previous quarter and $2.6 million for the third quarter of last year. This change from the second quarter was driven by the reduction in margins and revenues, partially offset by a reduction in SG&A costs and amortization of deferred financing charges.

As previously mentioned, net income was $2.9 million or $0.20 per share for the third quarter of 2004, compared to a net income of $1.0 million or $0.11 per share for the second quarter of 2004 and $2.6 million or $0.46 per share for the same period last year. Net income for the previous quarter and previous year included income from discontinued operations of $0.8 million and $1.3 million, respectively.

Earlier in the year, the Company had received a notice from Nasdaq that its common stock failed to maintain a minimum bid price of $1.00 for 30 consecutive days, as required by the Marketplace Rules of The Nasdaq Stock Market. As a consequence, on October 4, 2004, the Company completed a reverse stock split of its issued and outstanding common stock whereby every five shares of common stock were exchanged for one common share. The Company’s subsidiary, SMTC Manufacturing Corporation of Canada, completed a reverse stock split of its issued and outstanding exchangeable shares whereby every five exchangeable shares were exchanged for one exchangeable share. All per share amounts have been adjusted to reflect the reverse stock split. The Company has recently been notified by Nasdaq that it is now in compliance.

We generated cash from operations of $4.0 million for the third quarter compared to a use of cash from operations of $10.5 million for third quarter of 2003 and $5.3 million for the second quarter of 2004. The improvement from the previous quarter is due largely to a reduction in the outflow of cash required to accelerate vendor payments. Upon completion of the recapitalization transaction in June of this year, we focused our efforts on working with our suppliers to significantly reduce our payment cycle and reestablish market terms going forward.

Accounts receivable was $28.6 million or 43 days, compared to $32.1 million or 44 days in the second quarter of 2004 and $51.0 million, or 49 days in the third quarter of 2003.

Inventory was $32.1 million or 53 days, versus $34.6 million or 53 days in the second quarter of 2004 and $35.2 million or 40 days in the third quarter of 2003.

Accounts payable was $21.6 million or 36 days, compared to $28.3 million or 44 days in the second quarter of 2004 and $47.0 million, or 52 days in the third quarter of 2003.

The Company reduced its debt levels from $43.7 million at the end of the second quarter to $39.7 million at the end of the third quarter. The company has a very efficient cash management process whereby customer remittances are applied to the revolving credit facility on a daily basis. As a result, the Company will show no cash balances on its balance sheet.

As a result of a technical accounting requirement that has just recently come to our attention, the Company is required to restate its balance sheet as at July 4, 2004 to reclassify the revolver balance of $13.3 million from a long-term liability to a current liability, despite the fact that the facility is structured as a three year agreement with options to renew. This change has no effect on the Company’s previously reported Statement of Operations or on its ability to draw on the credit facility. We are working with our lenders to amend our credit facility, allowing the Company to record the revolving credit facility as long-term as at October 3, 2004. Our lender has shown a willingness to work with us to resolve this issue.

I will now turn the call over to Steve for his review of the business;

Steve Hoffrogge, Senior Vice President Business Development

Thank you Jane & good afternoon.

Our Q3 results reflect quarter on quarter growth from 4 of our top 10 customers. Results were adversely impacted by softening demand due to end market conditions from a number of key relationships, the timing of new product line introductions and the planned reductions in revenue from Square D, which we anticipate to be fully transitioned by the end of Q4.

From a revenue distribution perspective, our industrial segment represents 59% of revenue, with enterprise computing and networking at 30% and communications running at 11%, relatively unchanged from last quarter. In the quarter our top 10 customers accounted for 84% of the quarter’s total revenue, down from 86% last quarter.

We were engaged in new product introduction activities with 6 current customers during the quarter with resulting revenue from these activities targeted for the first part of 2005. We enter Q4 with a significant number of pending request for quotes from current customers for next generation and new product line offerings which we fully plan to bring to successful closure by year end.

With the successful completion of the facilities and product line qualifications, we announced our relationship with Radio Systems Corporation. Initial product lines achieve volume production levels in Q1 05 and we are completing preliminary planning activities on additional product lines in Q4, which will contribute volume production revenue in 2005.

During the quarter, new product introduction activity was initiated with 3 new companies which show promise for 2005 and we will be providing updates on these over the next few quarters.

The organizational renewal activities have also made progress in Q3 with additions to our business development organization. We anticipate finalizing our sales team footprint with the additional of select regional team members by the end of the year.

The heath of our quote backlog, quality of the industrial, capital equipment and commercial OEMs which we are engaged in conversations with and the level of site qualification activity by potential customers is encouraging. As mentioned in last quarter’s call, we continue to see the time between a customer’s confirmation of their intent to establish a relationship with SMTC and the actual realization of significant revenue levels ranging from 9-15 months. Our activity over the past quarter continues to reinforce this and has us looking to 2005 for the full impact of these efforts.

In closing, we have made progress on critical new customer acquisition activities and in positioning ourselves for new business wins within our current customer relationships. In addition to bringing these identified opportunities to a successful closure, we will continue to focus our efforts on filling the sales funnel with the level of qualified opportunities critical to re-establishing revenue growth for the company in 2005 and I look forward to updating you on our progress next quarter.

I will turn the call back over to John now.

John Caldwell

Thanks Steve.

Before we open the lines for questions, let me spend a few moments to update investors on our transformation plan.

As we have stated previously, the objective of our plan is to enhance performance for our current customers, to make SMTC much more focused and competitive with prospective customers and to drive revenue and earnings growth on a sustained basis to provide a satisfactory return to our shareholders.

At the outset, let me say that our plan is on track and progressing well.

In typical transformation situations and in the current business climate, it is difficult to precisely predict the timing and impact of actions taken to improve performance. In our case, it is particularly difficult to forecast revenue given the lengthy nature of the sales cycle and the visibility of our customers into their expected revenue stream. As we re-examined our revenue forecast in early September, we determined that our revenue for the year was likely going to come in at the lower end of the forecast range. In response to this expected level of revenue and to optimize our site operations, we undertook a number of important initiatives at the end of September.

As part of a plan to improve our operational effectiveness, to lower costs and improve capacity utilization, we announced changes to our manufacturing operations.

Our Markham site is now the Company’s technical centre of excellence, with particular emphasis on assisting current and new customers to develop, prototype and bring new products to full production. This will provide greater focus on new customer and new product introduction and technical activities, improve capacity utilization and align our cost structure to expected revenue.

The Company’s Chihuahua, Mexico facility now serves as SMTC’s primary assembly operation offering customers high quality services in a highly efficient, cost effective site. SMTC’s operations in Franklin, Massachusetts and San Jose, California continue to specialize in high precision metal manufacturing and system integration activities. Similarly, SMTC’s engineering design services capability and manufacturing relationship with China based Alco Electronics will continue.

In addition, we streamlined our overhead, selling, general and administrative structure to improve productivity and customer responsiveness and to provide greater focus on key market segments.

In the September 30th press release, we also announced the appointment of Patrick Dunne to the position of Senior Vice President Operations. Patrick brings extremely valuable EMS experience to this position from an operational, business development and general management perspective. Patrick was a co-founder of

Qualtron Teoranta, an Irish based interconnect business that was acquired by SMTC in 2000. Subsequently, he held various business development and operational positions at SMTC, including most recently Senior Vice President, Solutions Operations located in Franklin, Massachusetts.

Finally, our Board of Directors announced my appointment to permanent President and Chief Executive Officer.

Let me share with you my primary reasons for this decision.

First and most important, I am excited by the opportunity to restore SMTC to growth.

Over the past couple of quarters, we have undertaken a detailed fact-based analysis of our business starting with our current customers. We determined that SMTC is well regarded by our customers, we perform very well relative to their expectations and we are competitive across key customer criteria. We were also very well regarded with respect to our customer responsiveness and flexibility.

However, last spring the over-riding concern was the strength of our balance sheet. The combination of our refinancing completed in June and our return to profitability and positive cash flow has gone a long way to dissipate these customer concerns. Our overall image and performance for our customers is particularly encouraging.

My second reason was the size of the North America EMS market. We believe there is ample opportunity for a focused, customer performance-driven mid tier player to grow revenue by providing a high degree of flexibility and responsiveness primarily to mid-size manufacturers.

Third, I am delighted to be part of a very strong and committed management and employee organization. This is a very determined and competent management team fully committed to transform SMTC into a growth company. We know this will not be easy – but everyone here is committed to this objective.

In the September 30th release, we also announced revenue guidance for the year at the low end of the range of $250 to $260 million. Based upon actual results for Q3 and potential variables for Q4, we now expect 2004 revenue in the range of $245 to $250 million. While our restructuring initiatives in September reduced costs, the transfer of customer programs from Markham to Mexico will not be fully transitioned before the end of the current quarter. Therefore, we will not obtain the full benefit of lowering headcount and other cost reduction initiatives until Q1, 2005. Depending on final revenue for Q4, we expect earnings from ongoing operations and before restructuring charges for the quarter will be close to break-even – either marginally profitable or showing a small loss.

Let me summarize today’s comments:

•	Q3 results met our internal forecasts.

•	Our transformation plan is progressing well.

•	Our strengthened balance sheet has gone a long way in re-establishing customer and supplier confidence.

•	We are taking proactive actions to drive new business and to remain profitable and cash positive.

•	We remain confident and committed to restoring sustainable growth.